Exhibit 9(c)



               AMENDMENT TO SUB-ADMINISTRATIVE SERVICES AGREEMENT


         This Amendment dated this first day of May, 1998 hereby amends the Sub-Administrative Services Agreement (the "Agreement") dated May 1, 1998 made by and among PBHG Advisor Funds, Inc., a Maryland corporation ("Advisor Funds"), PBHG Fund Services, a Pennsylvania business trust (the "Administrator"), and SEI Fund Resources, a Delaware business trust ("SEI"); (collectively, the "Parties").

                                   WITNESSETH

         WHEREAS Advisor Funds operates as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the "1940 Act"); and

         WHEREAS pursuant to its articles of incorporation Advisor Funds offers separate series of shares representing interests in separate investment portfolios (the "Portfolios") as set forth on Schedule "A" attached hereto; and

         WHEREAS under the terms of the Agreement, SEI provides certain services to Advisor Funds on behalf of the Administrator; and

         WHEREAS the Administrator and SEI hereby amend the Agreement as set forth below.

         NOW THEREFORE in consideration of the premises and mutual covenants and agreements hereunder and for good and valuable and consideration the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Incorporation by Reference

         The terms of the Agreement are hereby incorporated into and hereby become part of this Amendment provided if any such term or terms of the Agreement is/are in conflict with any term or terms of this Amendment, this Amendment shall control the contractual obligations of the Parties.

2. Duration and Termination of this Amendment. The terms of this Amendment shall become effective on May 1, 1998 and shall continue and remain in effect until December 31, 2000 (the "Initial Term"). After the Initial Term, the terms of this Amendment shall continue on a year to year basis (a "Renewal Term") subject to further amendment or termination. After the Initial Term, this Amendment may be terminated as follows: (a) by the mutual written agreement of the Parties;
(b) by either

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Party on 90 days' written notice as of the end of the Initial Term or the end of any Renewal Term; (c) by either Party hereto on such date as is specified by written notice given by the terminating Party, in the event of a material breach of this Amendment by the other Party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon the liquidation of SEI; or (e) upon the liquidation of Advisor Funds or any Portfolio thereof, as the case may be. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of SEI, Advisor Funds or of a Portfolio thereof are sold or otherwise disposed of and the proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the particular entity.

3. Year 2000 Warranty. SEI warrants that all software code owned or under control by it, used in the performance of its obligations hereunder will be Year 2000 compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to
(a) date and data century recognition; (b) calculations which accommodate same- and multi-century formulas and date values; and (c) input/output of date values which reflect century dates. All changes described in this paragraph will be made at no additional cost to Advisor Funds or the Administrator.

4. Compensation of SEI. In compensation for the services provided to Advisor Funds, the Administrator agrees to pay to SEI fees based upon the greater sum (higher value) which results from making the following calculations:

o A. Asset based fee calculated upon the combined assets of Advisor Funds, The PBHG Fund, Inc. and PBHG Insurance Series Fund, Inc. (the "Companies") at the rate of

   0.040% on the first $2.5 Billion of combined assets

   0.025% on the next $7.5 Billion of combined assets

   0.020% on combined assets in excess of $10 Billion

o B. A fee based on the aggregate number of Portfolios and classes of each Portfolio of the Companies calculated at the sum of

   $35,000.00 per Portfolio, plus

   $5,000 per additional class of shares of each Portfolio.

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         IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers duly authorized on the day and year first written above.

PBHG ADVISOR FUNDS, INC.                           PBHG FUND SERVICES


BY:  _________________________                     BY:_________________________

TITLE:________________________                     TITLE:______________________


SEI FUND RESOURCES


BY:_________________________

TITLE:______________________

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                                                                      SCHEDULE A


The Following Portfolios are included under the terms of this Amendment:

         1.   PBHG Advisor Core Value Fund
         2.   PBHG Advisor Value Opportunities Fund
         3.   PBHG Advisor New Contrarian Fund
         4.   PBHG Advisor REIT Fund
         5.   PBHG Advisor Blue Chip Growth Fund
         6.   PBHG Advisor Growth Opportunities Fund
         7.   PBHG Advisor Enhanced Equity Fund
         8.   PBHG Advisor Trend Fund
         9.   PBHG Advisor Large Cap Concentrated Fund
         10.  PBHG Advisor Growth II Fund
         11.  PBHG Advisor New Opportunities Fund
         12.  PBHG Advisor Global Technology & Communications Fund
         13.  PBHG Advisor Master Fixed Income Fund
         14.  PBHG Advisor High Yield Fund
         15.  PBHG Advisor Cash Reserves Fund
         16.  PBHG Advisor Short-Term Government Fund


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